EXHIBIT 99.1

INVIVO CORPORATION
Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated statement of income of the Company is based upon the historical consolidated statement of income for the year ended June 30, 2001 and is presented as if the Company had completed the sale of Sierra Precision as of July 1, 2000. These unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s annual report on Form 10-K for the year ended June 30, 2001.

The unaudited pro forma consolidated financial statement of income is not necessarily indicative of what the actual financial results of operations of the Company would have been for the year ended June 30, 2001 assuming the transaction had been completed as set forth above, nor does it purport to represent the results of the Company in future periods.

Invivo Corporation

Unaudited Pro Forma Consolidated Statement of Income

Year ended June 30, 2001

		Pro Forma
	Historical	Adjustments (a)	Pro Forma

SALES	$54,279,100	(7,248,800)	47,030,300
OPERATING COSTS AND EXPENSES
Cost of Sales	27,847,000	(4,956,200)	22,890,800
Selling, general and administrative	18,601,000	(1,114,500)	17,486,500
Research and experimental	3,305,000	(287,400)	3,017,600

Total operating costs and expenses	49,753,000	(6,358,100)	43,394,900

Operating profit	4,526,100	(890,700)	3,635,400
Other income (expense):
Interest expense	(114,700)	—	(114,700)
Other, net	861,400	—	861,400
Loss on sale of G.C. Industries	(600,500)	—	(600,500)

Income from continuing operations before income taxes	4,672,300	(890,700)	3,781,600
Income tax expense	1,618,200	(299,400)	1,318,800

Net income from continuing operations	$3,054,100	(591,300)	2,462,800

Basic net income per common share	$.69		0.56

Weighted-average common shares outstanding (basic)	4,402,760		4,402,760

Diluted net income per common share	$.68		0.55

Weighted-average common shares and common share equivalents outstanding (diluted)	4,476,014		4,476,014

INVIVO CORPORATION
Notes to Pro Forma Consolidated Financial Statements
For the Year Ended June 30, 2001
(Unaudited)

(a)	This pro forma adjustment represents the deconsolidation of the revenues and expenses, including income tax expense, attributable to Sierra Precision for the related period. These amounts are removed from the Company’s historical balances to reflect the sale as if it occurred on July 1, 2000.